Exhibit 10.13

July 13, 2018

Melissa Burstein

c/o Ra Medical Systems, Inc.

2070 Las Palmas Drive

Carlsbad, CA 92011

Re: Confirmatory Employment Letter

Dear Melissa:

This letter agreement (the “Agreement”) is entered into between Melissa Burstein (“you”) and Ra Medical Systems, Inc. (the “Company” or “we”), effective as of the closing of an initial public offering of the Company’s securities pursuant to a registration statement on Form S-1 that is declared effective with the U.S. Securities and Exchange Commission (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date. This Agreement supersedes and replaces any and all employment terms, compensation, or benefits you may have had or to which you may have been entitled prior to the Effective Date.

1.	Title; Position. You will continue to serve as the Company’s Executive Vice President. You also will continue to report to the Company’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned by the Company’s Chief Executive Officer. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties under this Agreement. By signing this Agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.	Base Salary. As of the Effective Date, your annual base salary will be $308,000, which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment from time to time by our Board or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

3.

Annual Bonus. For the Company’s 2018 fiscal year, you will have the opportunity to earn a target annual cash bonus equal to 50% of your annual base salary earned during the fiscal year, based on achieving performance objectives established by the Board or Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. Unless determined otherwise by the Board or Committee, as applicable, any such bonus will be subject to your continued employment through and until the date of payment. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

4.	Equity Awards. You will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such equity awards in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.	Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. You will also continue to receive $500 a month for a car allowance. The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.

6.	Severance. You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company. The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company. These protections will supersede all other severance payments and benefits to which you otherwise may be entitled, or may become entitled in the future, under any plan, program or policy that the Company may have in effect from time to time. For purposes of clarification, any severance plans, programs, agreements or arrangements that may have applied to you before the Effective Date no longer will apply and you no longer will have any rights or entitlements under any such plans, programs, agreements or arrangements.

7.	Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, Nonsolicitation, and Arbitration Agreement you previously signed with the Company (the “Confidentiality Agreement”) still apply.

8.	At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any of its affiliates. Your employment with the Company will continue to be “at will.” It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice.

9.	Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you and the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any state, federal, or local governmental agency or commission, including the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (the “Government Agencies”). You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10.	Miscellaneous. This Agreement, together with the Confidentiality Agreement, the Severance Agreement and any outstanding equity awards granted to you by the Company under its 2018 Stock Compensation Plan and the applicable award agreements thereunder, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement may be modified only by a written agreement signed by you and a duly authorized officer of the Company.

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

Ra Medical Systems, Inc.

By:	/s/ Dean Irwin
Dean Irwin
Chief Executive Officer

Agreed to and accepted:

/s/ Melissa Burstein
Melissa Burstein

Dated: July 13, 2018